Exhibit 99

MVC CAPITAL, INC.

TERMS AND CONDITIONS OF THE AMENDED DIVIDEND REINVESTMENT PLAN

Registered holders (“Common Shareholders”) of common shares of beneficial interest (the “Common Shares”) of MVC Capital, Inc. (the “Fund”) will automatically be enrolled (the “Participants”) in its Dividend Reinvestment Plan (the “Plan”) and are advised as follows:

1. THE PLAN AGENT. Computershare Trust Company, N.A. (the “Agent”) will act as Agent for each Participant. The Agent will open an account for each Participant under the Plan in the same name in which his or her outstanding Common Shares are registered.

2. DISTRIBUTIONS. Income dividends and capital gains distributions (“Distributions”) declared by the Fund’s Board of Directors on the Common Shares will automatically be reinvested in additional Common Shares. A Participant may elect to receive such Distributions in cash (i.e., “opt-out”) by contacting the Agent rather than participate in the Plan. The Fund may determine to declare any Distributions (or portions thereof) payable exclusively in Common Shares without availing any cash option for Common Shareholders (the “Pure Stock Dividend”).

3. MARKET PREMIUM ISSUANCES. If on the payment date for a Distribution, the net asset value per Common Share is equal to or less than the market price per Common Share plus estimated per share fees, the Agent shall receive newly issued Common Shares (“Additional Common Shares”), including fractions, from the Fund for each Participant’s account. The number of Additional Common Shares to be credited shall be determined by dividing the dollar amount of the Distribution by the greater of (i) the net asset value per Common Share on the payment date, or (ii) 95% of the market price per Common Share on the payment date.

4. MARKET DISCOUNT PURCHASES. If the net asset value per Common Share exceeds the market price plus estimated per share fees on the payment date for a Distribution, the Fund shall either: direct the Agent (or a broker-dealer selected by the Agent) to apply the amount of such Distribution on each Participant’s Common Shares by purchasing Common Shares on the open market (“Market Discount Purchases”); or, in the event of a Pure Stock Dividend, or such other circumstances  approved by the Board, issue Additional Common Shares valued at market price as of the dividend or distribution payment date (the “Valuation Process”). The Board may modify the Valuation Process at any time.  Such Market Discount Purchases will be made on or shortly after the payment date for such Distribution but in no event will Market Discount Purchases be made on or after the ex-dividend date for the next Distribution. The weighted average price of all Common Shares purchased by the Agent pursuant to this Section 4 shall be the price per Common Share allocable to each Participant. If, before the Agent has completed such Market Discount Purchases, the market price plus estimated per share fees  exceeds the net asset value of the Common Shares as of the payment date, the purchase price paid by the Agent may exceed the net asset value of the Common Shares, resulting in the acquisition of fewer Common Shares than if such Distribution had been paid in Common Shares issued by the Fund. Participants should note that they will not be able to instruct the Agent pursuant to this Section 4 to purchase Common Shares at a specific time or at a specific price. Participants also cannot select the broker or dealer through or from whom purchases are to be made by the Agent. Open-market purchases may be made on any securities exchange where Common Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine subject to the provisions of this Section 4.

5. VALUATION. The market price of Common Shares on a particular date shall be the last sales price on the securities exchange where the Common Shares are listed on that date (the “Exchange”), or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations on such Exchange on such date will be used. The net asset value per Common Share on a particular date shall be the amount calculated on that date (or if not calculated on such date, the amount most recently calculated) by or on behalf of the Fund in accordance with the Fund’s current prospectus.

6. TAXATION. The automatic reinvestment of Distributions does not relieve Participants of any taxes which may be payable on Distributions. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

7.  SAFEKEEPING.  In order to protect against loss, theft or destruction, Participants may deposit Common Shares registered in their own names and held in certificate form into their Plan accounts.  Certificates, along with a letter of instruction, should be sent to the Agent by registered or certified mail, with return receipt requested, or some other form of traceable mail and properly insured.  Participants should not endorse their certificates.

8.LIABILITY OF AGENT. The Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to error unless such error is caused by the Agent’s negligence, bad faith, or willful misconduct or that of its employees. Each Participant’s uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase Common Shares within the time provided, or with the timing of any purchases effected. The Agent shall have no responsibility for the value of Common Shares acquired. The Agent may commingle Participants’ funds.

9. RECORD KEEPING. The Agent may hold each Participant’s Common Shares acquired pursuant to the Plan together with the Common Shares of other Common Shareholders of the Fund acquired pursuant to the Plan in non-certificated form in the Agent’s name or that of the Agent’s nominee. Distributions on fractional shares will be credited to each Participant’s account. Each Participant will be sent a confirmation by the Agent of each acquisition made for his or her account as soon as practicable, but in no event later than 60 days, after the date thereof. Upon a Participant’s request, the Agent will deliver to the Participant, without charge, a certificate or certificates for the full Common Shares. Although each Participant may from time to time have an undivided fractional interest (computed to six decimal places) in a Common Share of the Fund, no certificates for a fractional share will be issued. Participants may request a certificate by going to the Agent’s website www.computershare.com/investor, by calling the Agent at (800) 426-5523, by writing to the Agent at Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-5000 or completing and returning the transaction form attached to each Plan statement. The Agent will issue certificates as soon as possible but in no event more than 5 business days after receipt of a Participant’s request. Similarly, Participants may request to sell a portion of the Common Shares held by the Agent in their Plan accounts by going to the Agent’s website www.computershare.com/investor, calling the Agent at (800) 426-5523, writing to the Agent  at Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-5000 or completing and returning the transaction form attached to each Plan statement. The Agent will sell such Common Shares through a broker-dealer selected by the Agent within 5 business days of receipt of the request. The sale price will equal the weighted average price of all Common Shares sold through the Plan on the day of the sale, less applicable fees. Participants should note that the Agent is unable to accept instructions to sell on a specific date or at a specific price. Participants also cannot select the broker or dealer through or from whom sales are to be made by the Agent. Any share dividends or split shares distributed by the Fund on Common Shares held by the Agent for Participants will be credited to their accounts. In the event that the Fund makes available to its Common Shareholders rights to purchase additional Common Shares, the Common Shares held for each Participant under the Plan will be added to other Common Shares held by the Participant in calculating the number of rights to be issued to each Participant.

10. PROXY MATERIALS. The Agent will forward to each Participant any proxy solicitation material. The Agent will vote any Common Shares held for a Participant first in accordance with the instructions set forth on proxies returned by such Participant to the Fund, and then with respect to any proxies not returned by such Participant to the Fund, in the same proportion as the Agent votes the proxies returned by the Participants to the Fund.

11. BROKERS, NOMINEE HOLDERS, ETC. In the case of shareholders such as banks, brokers or nominees that hold Common Shares for others who are the beneficial owners, the Agent will administer the Plan on the basis of the number of Common Shares certified by the record shareholder as representing the total amount registered in such shareholder’s name and held for the account of beneficial owners who are to participate in the Plan.

12. FEES. The Agent’s service fee for handling Distributions will be paid by the Fund. Each Participant will be charged a per share fee  (currently $.05 per share)  on all open-market purchases. If a Participant elects to have the Agent sell part or all of his or her Common Shares and remit the proceeds, such Participant will be charged a service fee of $2.50 and a per share fee  on the shares sold (currently $.15 per share). The Participant will not be charged any other fees for this service. Per share fees include any applicable brokerage commissions the Agent is required to pay.

13. TERMINATION IN THE PLAN. Each registered Participant may terminate his or her account under the Plan at any time by going to the Agent’s website www.computershare.com/investor, by calling the Agent at (800) 426-5523, by writing to the Agent at Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-5000or by completing and returning the transaction form attached to each Plan statement. Such termination will be effective with respect to a particular Distribution if the Participant’s notice is received by the Agent prior to such Distribution record date. If the Agent receives the Participant’s notice of withdrawal on or after a Distribution record date, the Agent, in its sole discretion, may either distribute such Distributions in cash or reinvest them in Common Shares on behalf of the withdrawing Participant. If such Distributions are reinvested, the Agent will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed. The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Participant at least 30 days prior to the effective date of the termination. Upon any termination, the Agent will continue to hold the Participant’s Common Shares in book-entry form (unless the Participant requests a certificate or certificates to be issued for the full shares held for each Participant under the Plan) and issue a cash adjustment for any fraction of a Common Share at the then- current market value of the Common Shares less applicable fees to be delivered to him or her without charge. If preferred, a Participant may request the sale of all of the Common Shares held by the Agent in his or her Plan account in order to terminate participation in the Plan. If a Participant has terminated his or her participation in the Plan but continues to have Common Shares registered in his or her name, he or she may re-enroll in the Plan at any time by going to the Agent’s website www.computershare .com/investor or by calling the Agent at (800) 426-5523.

14. AMENDMENT OF THE PLAN. These terms and conditions may be amended by the Agent or the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent, subject to the prior written approval of the successor Agent by the Fund.

15. APPLICABLE LAW. These terms and conditions shall be governed by the laws of The Commonwealth of Massachusetts.